Exhibit 99.2

CONSENT OF SHESHUNOFF & CO. INVESTMENT BANKING, LP

Sheshunoff & Co. Investment Banking, LP hereby consent to the use of our name and to the description of our opinion, dated October 8, 2013, under the captions “Opinion of Town Square Financial’s Financial Advisor” and “Fairness Opinion of Town Square Financial’s Financial Advisor” in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement/Prospectus of Town Square Financial Corporation, which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Poage Bankshares, Inc., as amended. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sheshunoff & Co. Investment Banking, LP

/s/ Sheshunoff & Co. Investment Banking, LP
Austin, Texas
February 14, 2014